Tamboran Resources Corporation ARBN 672 879 024 Tower One, International Towers Suite 1, Level 39, 100 Barangaroo Avenue, Barangaroo NSW 2000, Australia +61 2 8330 6626 www.tamboran.com Resignation of Non-Executive Director Tamboran Resources Corporation (NYSE: TBN, ASX: TBN) advises that Ms. Stephanie Reed has resigned as a Non-Executive Director of Tamboran’s Board of Directors to focus on other business interests. Ms. Reed has been a valued member of the Company’s Board since September 2023, serving on the Compensation and Sustainability Committees of the Board, and supporting the successful listing of Tamboran on the NYSE in June 2024. The Board would like to thank Ms. Reed for her dedication and commitment during her tenure and extends its best wishes for her future endeavours. Tamboran Resources Corporation Managing Director and CEO, Joel Riddle, said: “On behalf of the Board and the Tamboran team, I would like to sincerely thank Stephanie for her valuable contributions during her time with us. Her insights and experience have been greatly appreciated, and we wish her all the best in her future endeavours.” This announcement was approved and authorized for release by Joel Riddle, Chief Executive Officer of Tamboran Resources Corporation. Investor enquiries: Chris Morbey, Vice President – Corporate Development and Investor Relations +61 2 8330 6626 Investors@tamboran.com Media enquiries: +61 2 8330 6626 Media@tamboran.com ANNOUNCEMENT April 21, 2025 Tamboran Resources Corporation (NYSE: TBN, ASX: TBN)

2 About Tamboran Resources Corporation Tamboran Resources Corporation, (“Tamboran” or the “Company”), through its subsidiaries, is the largest acreage holder and operator with approximately 1.9 million net prospective acres in the Beetaloo Sub- basin within the Greater McArthur Basin in the Northern Territory of Australia. Tamboran’s key assets include a 38.75% working interest and operatorship in EPs 98, 117 and 76, a 100% working interest and operatorship in EP 136 and a 25% non-operated working interest in EP 161, which are all located in the Beetaloo Basin. The Company has also secured ~420 acres (170 hectares) of land at the Middle Arm Sustainable Development Precinct in Darwin, the location of Tamboran’s proposed NTLNG project. Pre-FEED activities are being undertaken by Bechtel Corporation.